UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2014 (May 7, 2014)

SLM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Continental Drive, Newark, Delaware	19713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 283-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

SLM Corporation intends to file shortly its Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2014, the last consolidated quarter of operations of SLM Corporation prior to the separation of Navient Corporation (“Navient”) on April 30, 2014 from SLM Corporation. The Form 10-Qs is expected to reflect changes to previously announced financial results for the quarter to include an additional charge in the first quarter of 2014 in the amount of $103,000,000 to further reserve against the pending settlements of previously reported regulatory matters with the Federal Deposit Insurance Corporation (“FDIC”) and U.S. Department of Justice (“DOJ”), as well as provide for the voluntary restitution that we understand Navient has decided to make with respect to certain assessed late fees on loans it owns in connection with these settlements. The final cost of resolving these proceedings remains uncertain at this time.

Previously on April 16, 2014, SLM Corporation announced its financial results for the quarter ended March 31, 2014. At that time SLM Corporation reported it had reserved $70 million for estimated amounts and costs that were probable of being incurred for expected compliance remediation efforts relating to pending regulatory matters with the DOJ and the FDIC, which are discussed in more detail below.

Pursuant to the Separation and Distribution Agreement among SLM Corporation, New BLC Corporation and Navient dated as of April 28, 2014 entered into in connection with the separation of Navient from SLM Corporation, all liabilities arising out of the FDIC and DOJ matters, other than fines or penalties directly levied against Sallie Mae Bank, will be the responsibility of, or assumed by, Navient, and Navient will indemnify and hold harmless SLM Corporation and its subsidiaries, including Sallie Mae Bank, therefrom.

ITEM 8.01	OTHER EVENTS.

Regulatory Update

As previously reported, Sallie Mae Bank remains subject to a cease and desist order originally issued in August 2008 by the FDIC and the Utah Department of Financial Institutions (“UDFI”). In July 2013, the FDIC first notified Sallie Mae Bank of plans to replace its order with a new formal enforcement action (the “Bank Order”) that more specifically addresses certain cited violations of Section 5 of the FTCA, including the disclosures and assessments of certain late fees, as well as alleged violations under the Servicemembers Civil Relief Act (“SCRA”). In November 2013, the FDIC indicated an additional enforcement action would be issued against Sallie Mae, Inc., now known as Navient Solutions, Inc. (“NSI”) (the “NSI Order”; the Bank Order and the NSI Order, hereafter referred to as the “FDIC Orders”), in its capacity as a servicer of education loans for Sallie Mae Bank and other financial institutions.

Based on our discussions with the FDIC, we believe the FDIC intends to require restitution be made by NSI and Sallie Mae Bank pursuant to the FDIC Orders with respect to loans owned or originated by Sallie Mae Bank from November 28, 2005 until the effective date of the FDIC Orders.

In a related development, we understand that Navient has decided to voluntarily make restitution of certain assessed late fees to customers whose loans were neither owned nor originated by Sallie Mae Bank on the same basis and in the same manner as that made pursuant to the FDIC Orders. These credits are currently estimated to be $42 million.

With respect to alleged civil violations of the SCRA, Navient and Sallie Mae Bank remain engaged in negotiations regarding a comprehensive settlement, remediation and civil settlement plan with the DOJ, in its capacity as the agency having primary authority for enforcement of such matters. The DOJ inquiry covers all loans owned by either Sallie Mae Bank or serviced by NSI from November 28, 2005 until the effective date of the settlement.

As previously disclosed, NSI also received Civil Investigative Demands (CIDs) from the Consumer Financial Protection Bureau (“CFPB”) as part of the CFPB’s separate investigation regarding allegations relating to Navient’s disclosures and assessment of late fees. Navient recently commenced discussions with the CFPB relating to the disclosures and assessment of late fees. Reserves have not been established for this matter. Navient and its subsidiaries will remain subject to the CIDs. Sallie Mae Bank is not currently subject to CFPB jurisdiction on these matters.

Preferred Stock Litigation

We previously reported that on January 28, 2014 and February 10, 2014, a stockholder of each of the Series B preferred stock and Series A preferred stock of the Company, respectively, filed a putative class action complaint in the Court of Chancery of the State of Delaware against the Company and its board of directors. The complaints were captioned William McCrady v. SLM Corporation et. al. , C.A. No 9285-VCL and James L. Myers v. SLM Corporation et. al. , C.A. No 9371-VCL, respectively. Each plaintiff purported to bring the complaint on behalf of a class consisting of the holders of the series of preferred stock he holds in connection with the spin-off of Navient from the Company. The complaints generally alleged, among other things, that the Company’s board of directors breached its fiduciary duties to the holders of such preferred stock and an implied covenant of good faith and fair dealing in structuring the proposed spin-off of Navient. On May 7, 2014, plaintiffs filed a notice of voluntary dismissal without prejudice, dismissing the consolidated class actions. On May 7, 2014, the Court entered an order dismissing the cases without prejudice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

Date: May 9, 2014	By:	/s/ Laurent C. Lutz
Laurent C. Lutz
Executive Vice President and General Counsel